EXHIBIT 99.1

Onfolio Shares Update on Path to Profitability

Company Roadmap outlines near-term operating priorities and execution focus

Onfolio Holdings Inc.

Tue, January 13, 2026 at 8:00 AM EST

WILMINGTON, Del., Jan. 13, 2026 (GLOBE NEWSWIRE) -- Onfolio Holdings, Inc. (Nasdaq: ONFO, ONFOW) (OTC: ONFOP), an owner-operator of cash-generative online businesses, today published a detailed article outlining the company’s roadmap to profitability and cash flow self-sufficiency. The company’s roadmap provides shareholders with greater clarity into how the company is prioritizing execution, managing costs, and allocating capital in the near term.

The roadmap focuses on closing the gap between parent-company expenses and cash generated by the operating portfolio through a combination of cost discipline, improved operating performance, and selective acquisitions that contribute sustainable cash flow. The company also discusses how recent balance- sheet actions support this plan by improving liquidity, reducing near-term execution risk, and extending operational runway.

“Our focus right now is execution, cash flow, and building a self-funding platform,” said Dominic Wells, CEO of Onfolio. “This roadmap is designed to help investors understand the specific levers we are pulling and how we will measure progress over time.”

The article outlines how Onfolio is approaching growth within its agency portfolio, the role of operating leverage as the business scales, and how future acquisitions fit within a profitability-first framework. The roadmap emphasizes measurable outcomes and near-term operating discipline.

The full article, titled “Onfolio’s Path to Profitability,” is available on the company’s website at: https://www.onfolio.com/path-to-profit

About Onfolio Holdings

Onfolio Holdings Inc. (Nasdaq: ONFO) is an owner- operator of cash-generative online businesses. The Company acquires and operates profitable online businesses across diverse verticals, including marketing, education, and e-commerce, with a focus on sustainable cash flow and long-term value creation.

Visit www.onfolio.com for more information.

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and Form 10-Q; other risks to which our Company is subject; other factors beyond the Company's control. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact

investors@onfolio.com